UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 21, 2007

GENPACT LIMITED

(Exact name of registrant as specified in its charter)

Bermuda	333-142875	98-0533350
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Canon’s Court, 22 Victoria Street
Hamilton HM, Bermuda

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (441) 295-2244

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On December 21, 2007, the Compensation Committee of the Board of Directors of Genpact Limited (the “Company”) took the following actions: (i) approved the execution and delivery of an Amended and Restated Employment Agreement (the “Bhasin Agreement”) for Pramod Bhasin, the Company’s President and Chief Executive Officer; (ii) approved a letter agreement (the “Maekawa Agreement”), extending by two years the retirement age specified for Mitsuru Maekawa, the Chief Executive Officer of Genpact China; and (iii) ratified the entry into an employment agreement under Romanian law (the “Cogny Agreement”) for Patrick Cogny, the President and Chief Executive Officer of Genpact Europe.

Bhasin Agreement

The Bhasin Agreement replaces Mr. Bhasin’s prior employment agreement dated as of July 26, 2005.  The purpose of the amendments was to bring the Agreement into compliance with Section 409A of the Internal Revenue Code, to reflect the current corporate structure following the Company’s 2007 corporate restructuring and initial public offering, and to make certain other revisions.  Among other changes, the Agreement specifies that Mr. Bhasin will receive an annual base salary of not less than U.S. $656,000, and he is entitled to an annual payment of $60,000 to cover costs related to his primary residence in addition to reimbursement for certain other personal costs, such as telephone charges.  Mr. Bhasin is eligible to receive an annual cash bonus equal to 120% of his base salary or such higher amount as determined by the Board of Directors.  In addition, the Agreement now provides that Mr. Bhasin’s retention bonus is payable on January 1, 2010 and is equal to the product of $2,500,000 and a vested percentage, which began at 0% on January 1, 2005 and increases by 5% every three months thereafter until it reaches 100% on January 1, 2010.  In the event of a change in control, as defined in the Company’s 2007 Omnibus Incentive Compensation Plan, the vested percentage will be 100%. In addition, if Mr. Bhasin’s employment is terminated due to death or disability, by the Company without cause or by Mr. Bhasin for good reason, the vested percentage will be calculated as if Mr. Bhasin remained employed for an additional 12-month period after the termination date. Mr. Bhasin shall not receive any unpaid retention bonus if terminated for cause.  The Agreement also provides that Mr. Bhasin is entitled to receive a special bonus payment of $2,500,000 in connection with the Company’s initial public offering, to be paid in cash in January 2008.

Maekawa Agreement

The Maekawa Agreement modifies the retirement provision set forth in the offer letter dated January 15, 2006, between Mr. Maekawa and Genpact Japan Kabushiki Kaisha.  The modification increases the retirement age, at which Mr. Maekawa’s services with the Company will automatically terminate, from 60 years to 62 years.

Cogny Agreement

The Cogny Agreement was entered into in connection with Mr. Cogny’s relocation to Romania and replaces a prior agreement with substantially similar terms governed by French law.  Among other provisions, the Cogny Agreement specifies that Mr. Cogny will receive an annual gross basic salary of RON 846,914 (€252,801 at the exchange rate established in the agreement).  In addition, if Mr. Cogny’s employment is terminated, except for serious misconduct, he will receive a one-time payment equal to ten months of his base salary (subject to reduction by any payment due according to collective agreement and/or law in Romania).  The Cogny Agreement provides for certain benefits, including reimbursement for rent up to €6,500 per month and for educational expenses for Mr. Cogny’s children up to $20,000 per year per child, and use of a company car.

The foregoing summary is qualified in its entirety by the full text of the agreements, which are filed herewith as Exhibit 10.1 through 10.3 and are incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits:

Exhibit
10.1	Amended and Restated Employment Agreement of Pramod Bhasin, dated December 24, 2007

10.2	Employment Agreement of Mitsuru Maekawa, as amended, dated December 27, 2007

10.3	Employment Agreement of Patrick Cogny, dated October 1, 2007

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENPACT LIMITED

Date: December 21, 2007	By:	/s/ Victor Guaglianone
	Name:	Victor Guaglianone
	Title:	Senior Vice President
and General Counsel

EXHIBIT INDEX

Exhibit	Description

10.1	Amended and Restated Employment Agreement of Pramod Bhasin, dated December 24, 2007

10.2	Employment Agreement of Mitsuru Maekawa, as amended, dated December 27, 2007

10.3	Employment Agreement of Patrick Cogny, dated October 1, 2007